Exhibit 5.1

Joe Laxague
Partner
jlaxague@cronelawgroup.com

1 East Liberty, Suite 600, Reno, NV 89501
420 Lexington Avenue, Suite 2446, New York, NY 10170
NV Office: 775.234.5221
www.cronelawgroup.com

October 3, 2025

Inspire Veterinary Partners, Inc.

780 Lynnhaven Parkway, Suite 400

Virginia Beach, Virginia 23452

Ladies and Gentlemen:

We have acted as counsel for Inspire Veterinary Partners, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the potential offer and resale by the selling stockholders or their permitted transferees of up to 46,419,092 shares of Class A common stock, $0.0001 par value per share, (the “Common Stock”) consisting of (i) up to 26,194,092 shares of Common Stock issuable upon conversion of Series B convertible preferred stock (“Private Placement”) pursuant to that certain securities purchase agreement dated July 28, 2025 (the “Private Placement Shares”), (ii)  18,975,000 shares of Common Stock issuable upon the exercise of warrants (at an exercise price of $1.00 per share), issued to investors in the Private Placement (the “Warrant Shares”), and (iii) up to 1,250,000 shares issuable upon conversion of the principal and accrued interest at maturity of promissory notes, as amended, (the “Target Notes”) in the aggregate principal amount of $1,250,000 issued to Target Capital, LLC on June 10, 2025 and June 30, of 2025, respectively  (collectively the “Note Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities and the securities issued upon exercise thereunder.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, and the exhibits thereto, (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws, as amended, (d) certain records of the Company’s corporate proceedings as reflected in its minute books and official shareholder lists, (e) the documents pertaining to the Private Placement, (f) the Target Notes, and (g) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that:

(a) the Private Placement Shares have been duly authorized by all necessary corporate action of the Company and when issued and sold by the Company, and delivered by the Company against payment therefor in accordance with the securities purchase agreement, in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

(b) The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

(c) The Note Shares have been duly authorized by all necessary corporate action of the Company, and when issued by the Company in accordance with the terms of the Target Notes in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions set forth in the paragraph above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

The Crone Law Group P.C.

/s/ The Crone Law Group P.C.
The Crone Law Group P.C.